Exhibit 99.1

FOR IMMEDIATE RELEASE

Approved By:

Jim Hartman, CFO (763) 577-2212

Enpath Medical, Inc.

Contacts:	Investors
EVC Group (415) 896-6820
Doug Sherk
Jennifer Beugelmans

Media
EVC Group
Steve DiMattia (646) 277-8706

April 20, 2006

Enpath Medical Reports 42% Increase in First Quarter Sales

EPS of $.11 compares to 2005 loss of $.06

Conference Call Today at 1:30 PM CDT/2:30 EDT

MINNEAPOLIS—Enpath Medical, Inc. (Nasdaq: NPTH), a leading developer and manufacturer of proprietary products for blue-chip medical device companies operating worldwide, today reported sharply improved first quarter results.  Highlights for the quarter included:

•                  A 42% increase in revenues to $9.4 million as compared to $6.6 million for the same quarter in 2005.

•                  Income of $653,000 or $0.11 per diluted share for the first quarter, compared to a net loss of $350,000, or $0.06 per share in the first quarter of 2005.

•                  A 30% increase in introducer product line revenues.

•                  The initiation of advanced delivery catheter shipments to two customers.

•                  A 33% increase in lead technologies product line revenues.

•                  Gross margins of 39.4%, up from 35.8%; flat SG&A and reduced R&D expenses.

“Thanks to Jim Hartman and the support of his initiatives by our Board of Directors, many of the significant research and development investments made during the past few years, along with our strong customer relationships with market leaders, began to generate returns during the first quarter,” said John C. Hertig, Chief Executive Officer.  “The addition of several new customers, increased orders from our existing customer base and significant orders from a new European cardiac rhythm management customer all contributed to strong sales growth within our core introducer product line.  In order to meet new demand for introducers, we implemented a seven day, three-shift work week production schedule that we expect to remain in effect until our capacity can be expanded with additional manufacturing equipment to be installed and validated in mid-2006,” Hertig added.

As previously announced, Enpath began shipping advanced delivery catheters to two customers in the first quarter as these OEM partners began to fill their distribution pipeline.  As a result, sales from the advanced delivery catheter product line increased to $1.4 million in the first quarter of 2006 from $500,000 in the first quarter of 2005.  Enpath expects a drop in these sales in the second quarter as these two customers complete building their stocking inventories and work to establish market acceptance for these new single-use advanced delivery catheters.

Sales from the lead technologies product line increased 33% to $2.3 million in the quarter, with over half the increase coming from sales of leads and adaptors. Sales of the CE-approved steroid epicardial lead in Europe continue to improve and reorders have exceeded original expectations. Preparations are underway for the launch in the U.S. by this same customer of the proprietary epicardial lead delivery tool, the FasTac FlexTM.  In addition, the inventory overstock situation regarding Enpath’s largest CRM stimulation lead customer which negatively affected sales in 2004 and 2005 appears to be resolved.

Gross margins for the quarter were 39.4% compared to 35.8% in the first quarter of 2005, due primarily to efficiencies created by higher volumes. Selling, general and administrative expenses totaled $1.46 million during the first quarter 2006, the same as the prior year. During the first quarter of 2006 these expenses equaled 15.5% of sales compared to 22.0% during the first quarter of 2005, a favorable reflection on the Company’s commitment to expense control during 2006.

Research and development expenditures decreased 13% to $1.2 million, or 12.8% of sales, compared to $1.4 million in 2005, or 20.8% of sales. Enpath experienced significant consulting and legal fees in the first quarter of 2005 while appealing the decision of the FDA to deny marketing clearance of the Company’s epicardial steroid lead, the Myopore RxTM.

“Enpath’s product development pipeline is full at the present time,” continued Mr. Hertig.  “We are finalizing a second generation valved introducer specifically designed for the pacing market that we expect to launch in the third quarter of 2006.  In addition, we have a number of steerable catheter projects in development and continue to stay actively involved in the development of the implantable next generation “IS-4” connector technology, which will become the new international standard for pacing lead design.

“One of Enpath’s most exciting R&D stimulation lead development activities combines our next generation epicardial lead design with our proprietary steerable delivery capabilities and then applies the same concept towards bringing to market a neurostimulation lead with an associated unique delivery tool.  We are also currently gathering retrospective human clinical data on the performance of our Myopore RxTM steroid epicardial lead in Europe with the assistance of our European partner.  We plan to use this data for a June 2006 PMA submission to the FDA in our on-going effort to secure US marketing clearance of this product for this OEM client,” Mr. Hertig said.

2006 Outlook and Guidance

•                  Enpath expects second quarter 2006 sales to be similar to first quarter 2006 sales, and 25-30% higher than Q2 of 2005.  Introducer orders larger than expected from several customers and the movement of some inventory build by advanced delivery catheter customers from Q1 to Q2 are anticipated to favorably impact second quarter revenue in comparison to the Company’s guidance of February 21, 2006.

•                  The Company also stated that it is maintaining its guidance for all of 2006 at a 15-20% increase in sales over 2005, although it expects results at the upper end of that range.  Second half results could be positively impacted by the market acceptance of the advanced delivery catheters and the successful launch of the Company’s new valved introducer.

•                  The Company expects to be solidly profitable during the second quarter versus the loss recorded for the same period in 2005.  Consistent with the Company’s February 21, 2006 guidance, net income for the second quarter 2006 is still expected to be less than the first quarter of 2006 due to a continued strong investment in research and development, as well as slightly increased selling expenses..  R&D expenses include the cost of gathering human clinical data for the steroid epicardial lead submission to the FDA.

Conference Call Today

The Company will host a conference call today at 1:30 PM, CDT/2:30, EDT to discuss its financial results, outlook for 2006 and current corporate developments.  To participate in the call dial (800) 257-7087 for domestic callers and (303) 262-2125 for international callers, then provide the Company name and John Hertig as the leader’s name.  A live webcast can be accessed on the Enpath Medical website, www.enpathmed.com, by clicking on the First Quarter 2006 Conference Call window. A taped replay of the call will be available approximately one hour after the conclusion of the call until April 27, 2006, by calling (800) 405-2236 and referencing ID#11058273#.  An audio replay of the webcast will be archived on the Enpath website until April 20, 2007.

About Enpath Medical

Enpath Medical, Inc., headquartered in Plymouth, Minnesota, is a leader in the design, development, manufacture and marketing of percutaneous delivery systems and stimulation leads technologies.  Its products include venous vessel introducers, epicardial and endocardial stimulation leads, safety needles and other products for use in pacemaker, defibrillator, catheter and infusion port procedures as well as neuromodulation and hearing restoration markets.  Its products are sold worldwide through partnering relationships with other medical device companies.

Safe Harbor

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Certain important factors could cause results to differ materially from those anticipated by some statements made herein.  All forward-looking statements involve risks and uncertainties.  A number of factors that could cause results to differ materially are discussed in our Annual Report on Form 10-K for the year ended December 31, 2005, as well as in our quarterly reports on Form 10-Q and Current Reports on Form 8-K.  Among the factors that could cause results to differ materially are the following: the ability of Enpath to complete the integration of the Stimulation Lead operations acquired in October 2003; Enpath’s dependence upon a limited number of key customers for its revenue; the ability of Enpath and its distribution partner to successfully introduce the Myopore Rx steroid epicardial lead and the Fastac Flex epicardial lead delivery tool; the ability of Enpath’s customers to successfully develop and market therapies that utilize the Company’s advanced delivery systems; Enpath’s dependence upon licensing agreements with third parties for the technology underlying some of its products; Enpath’s ability to effectively manufacture its products, including steerable catheters, the Myopore Rx steroid lead and the Fastac Flex delivery device, in anticipated required quantities; Enpath’s ability to develop or acquire new products to increase its revenues; Enpath’s ability to attract and retain key personnel; introduction of competitive products; Enpath’s ability to successfully protect its intellectual property against misappropriation or claims of infringement by third parties; government regulatory matters; economic conditions; and Enpath’s ability to raise capital.  All forward-looking statements of Enpath, whether written or oral, and whether made by or on behalf of Enpath, are expressly qualified by these cautionary statements.  In addition, Enpath disclaims any obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

Consolidated Condensed Balance Sheets

	Unaudited
	03/31/06	12/31/05
Assets
Cash and cash equivalents	$599,429	$—
Inventory, receivables and prepaids	10,037,938	8,566,254
Other current assets	341,629	394,202
Property, plant and equipment, net	4,669,496	4,686,121
Goodwill	9,487,975	9,487,975
Intangible assets with finite lives and other	6,476,488	6,916,406
Total Assets	$31,612,955	$30,050,958

Liabilities & Shareholders’ Equity
Bank line of credit	$—	$—
Other current liabilities	3,807,570	2,966,933
Long-term liabilities	1,744,252	2,058,316
Shareholders’ equity	26,061,133	25,025,709
Total Liabilities & Shareholders’ Equity	$31,612,955	$30,050,958

Income Statements (Unaudited)

	Three Months Ended
	March 31, 2006	March 31, 2005
Net sales	$9,422,689	$6,616,752
Cost of sales	5,709,670	4,250,227
Gross profit	3,713,019	2,366,525

Operating expenses:
Research and development	1,203,088	1,377,973
Selling, general and administrative	1,459,409	1,456,569
Total operating expenses	2,662,497	2,834,542

Operating income (loss)	1,050,522	(468,017)

Other (expense) income:
Interest expense	(50,599)	(63,002)
Interest income	231	0
Other	3,798	(7,561)
Total other expense	(46,570)	(70,563)

Income (loss) before income taxes	1,003,952	(538,580)
Income tax (expense) benefit	(351,383)	188,503
Net income (loss)	$652,569	$(350,077)

Net income (loss) per common share:
Basic	$0.11	$(0.06)
Diluted	$0.11	$(0.06)

Weighted average common and common equivalent shares
outstanding:
Basic	6,104,568	5,899,571
Diluted	6,209,405	5,899,571